Exhibit i.4

KOHLBERG CAPITAL

2008 NON-EMPLOYEE DIRECTOR PLAN

1. PURPOSE AND CERTAIN DEFINED TERMS

The purpose of this 2008 Non-Employee Director Plan (the “Plan”) is to advance the interests of the Company (as defined below) by providing for the grant to Non-Employee Directors (as defined below) of options to acquire Shares (as defined below) (collectively, the “Awards,” and each an “Award”), in each case to the extent permitted by exemptive or other relief that may be granted by the Securities and Exchange Commission (the “Commission”). At all times during such periods as the Company qualifies or intends to qualify as a “business development company” under the Investment Company Act of 1940, as amended (the “1940 Act”), the terms of the Plan shall be construed so as to conform to the share-based compensation requirements applicable to “business development companies” under the 1940 Act. Any Non-Employee Director selected to receive an Award under the Plan is referred to as a “participant.”

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Affiliate” means any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) or Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), except that in determining eligibility for the grant of an Option by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs. §1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply. Notwithstanding the foregoing provisions of this definition, except as otherwise determined by the Board, a corporation or other entity shall be treated as an Affiliate only if its employees would be treated as employees of the Company for purposes of the rules promulgated under the Securities Act of 1933, as amended, with respect to the use of Form S-8.

“Board” means the board of directors of the Corporation.

“Company” means the Corporation.

“Continuous Service” means a participant’s uninterrupted service with the Company as a Non-Employee Director.

“Corporation” means Kohlberg Capital Corporation, a Delaware corporation.

“Employee Plan” means the Company’s 2006 Equity Incentive Plan, as amended from time to time.

“Non-Employee Director” means any director of the Company who is not an employee or officer of the Company.

“Restricted Shares” means an award of Shares for so long as the Shares remain subject to restrictions requiring that they be forfeited to the Corporation if specified conditions are not satisfied.

“Shares” means the common stock, $.01 par value per share, of the Corporation.

“Shareholders” means the shareholders of the Corporation.

2. ADMINISTRATION

The Plan shall be administered by the Board unless and until it delegates administration to a committee as provided herein; provided that a “required majority,” as defined in Section 57(o) of the 1940 Act, must approve each issuance of Awards in accordance with Section 61(a)(3)(A)(iv) of the 1940 Act. The Board shall have discretionary authority, subject to the express provisions of the Plan, (a) to grant Awards to such Eligible Persons (defined below in Section 5 hereof) as the Board may select; (b) to determine the time or times when Awards shall be granted and the number of Shares subject to each Award; (c) to determine the terms and conditions of each Award; (d) to prescribe the form or forms of any instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (e) to adopt, amend, and rescind rules and regulations for the administration of the Plan; and (f) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Board shall be conclusive and shall bind all parties. Subject to Section 9 hereof, the Board shall also have the authority, both generally and in particular instances, to waive compliance by a participant with any obligation to be performed by him or her under an Award, to waive any condition or provision of an Award, and to amend or cancel any Award (and if an Award is canceled, to grant a new Award on such terms as the Board shall specify), provided that the Board may not take any action with respect to an outstanding Award that would adversely affect the rights of the participant under such Award without such participant’s consent. Nothing in the preceding sentence shall be construed as limiting the power of the Board to make adjustments required by Sections 4(d) and 6(j) hereof or by applicable law.

The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the “Committee”), in which event all references (as appropriate) to the Board hereunder shall be deemed to refer to the Committee.

Determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. EFFECTIVE DATE AND TERM OF PLAN

The Board, including a “required majority” as defined in Section 57(o) of the 1940 Act, adopted the Plan on February 5, 2008. The Plan shall become effective on the date on which it is approved by the Shareholders of the Company; provided, however, that the Plan shall not be effective with respect to awards of options unless the Company has received an order of the Commission under Section 61(a)(3)(B) of the Act permitting such grants (the “Effective Date”).

No Awards shall be granted under the Plan after the completion of three years from the date on which the Plan was adopted by the Board, but Awards previously granted may extend beyond that date.

4. SHARES SUBJECT TO THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 4(d), the aggregate number of Shares that may be the subject of Awards granted under the Plan shall be 75,000. If any option Award granted under the Plan terminates without having been exercised in full, or upon exercise is satisfied other than by delivery of Shares, the number of Shares as to which such Award was not exercised shall be available for future grants.

(b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Shares, or if the Board so decides in its sole discretion, previously issued Shares acquired by the Company and held in its treasury. Any Shares acquired by the Company will be acquired in accordance with the 1940 Act, including Section 23 of the 1940 Act. No fractional Shares shall be delivered under the Plan.

(c) Limits on Number of Awards. The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options and rights, together with any Restricted Shares issued pursuant to the Employee Plan, at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, except that if the amount of voting securities that would result from the exercise of all the Company’s outstanding warrants, options and rights issued to the Company’s directors, officers and employees, together with any Restricted Shares issued pursuant to the Employee Plan, would exceed 15% of the outstanding voting securities of the Company, the total amount of voting securities that would result from the exercise of all outstanding warrants, options and rights, together with any Restricted Shares issued pursuant to the Employee Plan, at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

(d) Changes in Shares. In the event of a Share dividend, Share split or combination of Shares, recapitalization, or other change in the Shares, the number and kind of Shares or securities of the Company subject to Awards then outstanding or subsequently granted under the Plan, the exercise price of such Awards, the maximum number of Shares that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

The Board may also adjust the number of Shares subject to outstanding Awards, the exercise price of outstanding Awards, and the terms of outstanding Awards, to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(j)), acquisitions or dispositions of securities or property, or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan; provided, however, that the exercise price of options granted under the Plan will not be adjusted unless the Company receives an exemptive order from the Commission or written confirmation from the staff of the Commission that the Company may do so. References in the Plan to Shares will be construed to include any units, any stock or any other securities resulting from an adjustment pursuant to this Section 4(d).

5. AWARDS; ETC.

Persons eligible to receive Awards under the Plan (“Eligible Persons”) shall be Non-Employee Directors.

6. TERMS AND CONDITIONS OF AWARDS

(a) Option Grants. Each Non-Employee Director shall automatically be granted options to purchase 5,000 Shares (as adjusted pursuant to Section 9 hereof) on the date of each annual meeting of shareholders during the term of the plan. The options shall immediately vest as to one-half of the option grant and as to the remaining one-half of the option grant on the earlier of (i) the first anniversary of such grant, or (ii) the date immediately preceding the next annual meeting of shareholders, so that vesting for one hundred percent (100%) of the option grant shall occur one year after the date of grant; provided, that the participant remains in service on such date. In addition, a Non-Employee Director who is appointed to serve on the Board outside of the annual election cycle shall automatically be granted a pro rata portion of the option grant on the date of such appointment to the Board (i.e. such Non-Employee Director will receive a grant of options for a number of shares equal to the product of (x) the number of full months remaining until the next annual meeting of shareholders divided by twelve and (y) 5,000). One-half of such pro rata grant will vest immediately and the remaining one-half of such pro rata grant will vest on the earlier of (i) the first anniversary of the preceding annual meeting of shareholders, or (ii) the date immediately preceding the next annual meeting of shareholders.

(b) Code Section 409A Exemption. Except as the Board otherwise determines, no option shall have deferral features, or shall be administered in a manner, that would cause such option to fail to qualify for exemption from Section 409A of the Code. Any option resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Board, consistent with the requirements of Section 409A of the Code.

(c) Exercise Price of Options. The exercise price of each option shall be determined by the Board. The exercise price of an option will not be less than the current market value of, or if no such market value exists, the current net asset value of, the Shares as determined in good faith by the Board on the date of grant. Current market value shall be the closing price of the Common Stock on the NASDAQ Global Select Market on the date of grant.

(d) Duration of Options. An option shall be exercisable during such period or periods as the Board may specify. The latest date on which an option may be exercised (the “Expiration Date”) shall be the date that is ten years from the date the option was granted or such earlier date as may be specified by the Board at the time the option is granted.

(e) Exercise of Options.

(1)	Any exercise of an option shall be in writing, signed by the proper person and furnished to the Company, accompanied by (i) such documents as may be required by the Board and (ii) payment in full as specified below in Section 6(f) for the number of Shares for which the option is exercised.

(2)	The Board shall have the right to require that the participant exercising the option remit to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements (or make other arrangements satisfactory to the Company with regard to such taxes) arising in connection with the exercise of the option. If permitted by the Board and to the extent permitted under the 1940 Act, either at the time of the grant of the option or in connection with exercise, the participant may elect, at such time and in such manner as the Board may prescribe, to satisfy such withholding obligation by (i) delivering to the Company Shares owned by such individual having a fair market value equal to such withholding obligation, or (ii) requesting that the Company withhold from the Shares to be delivered upon the exercise a number of Shares having a fair market value equal to such withholding obligation.

(3)	If an option is exercised by the executor or administrator of a deceased participant, or by the person or persons to whom the option has been transferred by the participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the option.

(f) Payment for and Delivery of Shares. Shares purchased upon exercise of an option under the Plan shall be paid for as follows: (i) in cash, check acceptable to the Company (determined in accordance with such guidelines as the Board may prescribe), or money order payable to the order of the Company, or (ii) if so permitted by the Board (which, in the case of an incentive option, shall specify such method of payment at the time of grant) and to the extent permitted by the 1940 Act and otherwise legally permissible, (A) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) by any combination of the permissible forms of payment.

(g) Delivery of Shares. A participant shall not have the rights of a Shareholder with regard to Awards under the Plan except as to Shares actually received by him or her under the Plan.

(h) Nontransferability of Awards. No option, Share, or other Award may be transferred other than by will or by the laws of descent and distribution, and during a participant’s lifetime an Award may be exercised only by him or her.

(i) Mergers, etc. To the extent permitted under the 1940 Act, the following provisions shall apply in the event of a Covered Transaction (as defined below).

(1)	Subject to subparagraph (2) below, all outstanding Awards requiring exercise will terminate and cease to be exercisable, and all other Awards to the extent not fully vested (including Awards subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the Covered Transaction (as defined in subparagraph (3) herein), provided that the Board may in its sole discretion on or prior to the effective date of the Covered Transaction take any (or any combination of) the following actions: (i) make any outstanding option exercisable in full, (ii) remove any performance or other conditions or restrictions on any Award and (iii) in the event of a Covered Transaction under the terms of which holders of the Shares of the Company will receive upon consummation thereof a payment for each such Share surrendered in the Covered Transaction (whether cash, non-cash or a combination of the foregoing), make or provide for a payment (with respect to some or all of the Awards), to the participant equal in the case of each affected Award to the difference between (A) the fair market value of a Share times the numbers of Shares subject to such outstanding Award (to the extent then exercisable at prices not in excess of the fair market value) and (B) the aggregate exercise price of all Shares subject to such outstanding Award, in each case on such payment terms (which need not be the same as the terms of payment to holders of Shares) and other terms, and subject to such conditions, as the Committee determines; or

(2)

With respect to an outstanding Award held by a participant who, following the Covered Transaction, will be employed by or otherwise providing services to an entity which is a surviving or acquiring entity in the covered transaction or any affiliate of such an entity, the Board may at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in subparagraph (1) above, arrange to have such surviving or acquiring entity or affiliate assume any Award held by such participant outstanding hereunder or grant a replacement Award which, in the judgment of the Board is substantially equivalent to any Award being replaced.

(3)	For purposes of this Section 6(i), a “Covered Transaction” is a (i) Share sale, consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding Shares by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Board), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

(j) Compliance with Law; Commission Approval. At all times during such periods as the Company qualifies or intends to qualify as a “business development company,” no Award may be granted under the Plan if the grant or terms of such Award would cause the Company to violate Section 61 of the 1940 Act (or any other provision of the 1940 Act applicable to “business development companies”), and, if approved for grant, such an Award will be void and of no effect. The grants of Awards under the Plan will be automatic and will not be changed without shareholder approval.

7. TERMINATION OF CONTINUOUS SERVICE

(a) Unless the Board expressly provides otherwise, immediately upon the cessation of the participant’s service as a Non-Employee Director (unless upon such termination or within 90 days thereafter the participant becomes an officer or employee of the Company or rejoins the Board as a Non-Employee Director) an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(1)	subject to (2) and (3) below, all vested options held by the participant immediately prior the cessation of the participant’s service, to the extent then exercisable, will remain exercisable for the less of (i) a period of 90 days or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a)(1), and will thereupon terminate;

(2)	all vested options held by a participant immediately prior to the participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the 180 day period ending following the participant’s death or (ii) the period ending on the latest date on which such option could have been exercised without regard to this Section 7(a), and will thereupon terminate;

(3)

all options (whether or not vested) held by a participant immediately prior to the cessation of the participant’s service for “Cause” will immediately terminate; for this purpose, “Cause” shall mean (i) commission of a felony, or of a crime involving moral turpitude; (ii) gross dereliction of duty; or (iii) any breach of duty that is materially injurious to the business or reputation of the Company; and

(4)	Except as otherwise provided in an Award, after completion of the 90-day (or 180-day) period, such Awards shall terminate to the extent not previously exercised, expired, or terminated.

No option shall be exercised or surrendered in exchange for a cash payment after the Expiration Date.

(b) In particular but not in limitation of the foregoing, the Board may provide in the case of any Award for post-termination exercise provisions different from those expressly set forth in this Section 7, including without limitation terms allowing a later exercise by a former employee (or, in the case of a former employee who is deceased, the person or persons to whom the Award is transferred by will or the laws of descent and distribution) as to all or any portion of the Award not exercisable immediately prior to termination of employment or other service, but in no case may an Award be exercised after the Expiration Date.

8. RIGHTS

Neither the adoption of the Plan nor the grant of Awards shall confer upon any participant any right to continue as a Non-Employee Director (or in any other capacity) of the Company, its parent, or any subsidiary or affect in any way the right of the Company, its parent, or a subsidiary to terminate the participant’s relationship at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the relationship of a participant even if the termination is in violation of an obligation of the Company to the participant by contract or otherwise.

9. DISCONTINUANCE, CANCELLATION, AMENDMENT, AND TERMINATION

The Board may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided that, except as otherwise expressly provided in the Plan the Board may not, without the participant’s consent, alter the terms of an Award so as to affect adversely the participant’s rights under the Award, unless the Board expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon Shareholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Board.

10. LIMITATION OF LIABILITY

Notwithstanding anything to the contrary in the Plan, neither the Company, any subsidiary, nor the Board, nor any person acting on behalf of the Company, any subsidiary, or the Board, shall be liable to any participant or to the estate or beneficiary of any participant or to any other holder of an option by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an option to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 10 shall limit the ability of the Board to provide by separate express written agreement with a participant for a gross-up payment or other payment in connection with any such tax or additional tax.

11. WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

12. LEGAL CONDITIONS ON DELIVERY OF SHARES

The Company will not be obligated to deliver any Shares pursuant to the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such Shares have been addressed and resolved; (ii) if the outstanding Shares are at the time of delivery listed on any stock exchange or national market system, the Shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act. The Company may require that certificates evidencing Shares issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Shares, and the Company may hold the certificates pending lapse of the applicable restrictions.